FOR IMMEDIATE RELEASE	Contacts:	Pete Buzy
Chief Financial Officer
410-740-0081

Martek Biosciences Announces Pricing of Common Stock Offering

COLUMBIA, MD, January 21, 2005 — Martek Biosciences Corporation (NASDAQ: MATK), today announced that it has priced its offering of 1,527,490 shares of common stock at a public offering price of $49.10 per share. The common stock is expected to be issued on January 26, 2005, subject to customary conditions.

Martek expects to receive net proceeds after deducting an underwriting discount and estimated offering expenses of approximately $70.8 million from the sale of the 1,527,490 shares. If the underwriters elect to exercise an option to purchase an additional 229,124 shares of common stock to cover over-allotments, the Company will receive an additional approximately $10.7 million in net proceeds. Martek plans to use the proceeds from the offering for capital expenditures, working capital and general corporate purposes. Citigroup is acting as sole bookrunning manager of the offering. Adams Harkness, Inc. is acting as co-lead manager and Needham & Company, Inc., First Albany Capital and D.A. Davidson & Co. are acting as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission. This offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus, copies of which will be available from Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013.

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

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